Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-179292 and 333-179292-01

STATEMENT REGARDING ASSUMPTIONS AS TO SECURITIES, PRICING ESTIMATES, AND OTHER

INFORMATION

The depositor has filed a registration statement (including a prospectus and a form of prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and a form of prospectus supplement in that registration statement and other documents the depositor has filed with the SEC for important information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

The registration statement to which this offering relates is Commission File Numbers 333-179292 and 333-179292-01. This free writing prospectus is not required to, and does not, contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pool backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials. A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

The investment described in this free writing prospectus is a structured financial product. These securities are complex instruments intended for sale only to sophisticated investors who understand and assume the risks involved with the purchase thereof. The risks associated with the securities may significantly reduce an investor's expected yield and expected return of principal, and/or reduce an investor's ability to sell or obtain market value information about the securities. Investors should independently evaluate the risks associated with the securities and consult their own professional advisors. These risks may include, but may not be limited to:

•	The performance of the collateral may be correlated to economic or other factors that may diminish the value of the securities.

•	The performance of the collateral and the value of the securities may be largely dependent on the quality of the origination and servicing of the collateral.

•	Ratings issued on the securities by rating agencies may fail to predict the risks associated with the securities, and may be reduced or withdrawn by the rating agencies without warning.

•	The value of the securities may be diminished by market conditions unrelated to the performance of the securities.

None of the issuing entity, the depositor, or any of its affiliates prepared, provided, approved, or verified any statistical or numerical information presented herein, although that information may be based in part on loan level data provided by the issuing entity, the depositor, or its affiliates.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached stating that (1) these materials do not constitute an offer (or a solicitation of an offer), (2) the issuing entity, the depositor or the underwriter makes no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly are confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

SEMT 2012-5 - Price/Yield - A-1

Balance	$296,954,000.00	Delay	24
Coupon	2.50000	Dated	10/01/2012
Settle	10/30/2012	First Payment	11/25/2012

	15 CPR	25 CPR	35 CPR	45 CPR	55 CPR	65 CPR
Price	Yield	Yield	Yield	Yield	Yield	Yield
102.7077	1.868	1.440	0.909	0.333	-0.340	-1.168

WAL	4.88	2.80	1.83	1.33	1.01	0.78
Mod Durn	4.46	2.68	1.79	1.32	1.01	0.78
Principal Window	1 - 259	1 - 168	1 - 80	1 - 53	1 - 40	1 - 30